CERTIFICATE OF FORMATION

                                      OF

                     Mercantile Absolute Return Fund LLC


      The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

      FIRST:      The name of the  limited  liability  company  is  Mercantile
Absolute Return Fund LLC (the "Company").

      SECOND: The Company's registered office in the State of Delaware is located at 615 South DuPont Highway, Dover, Delaware 19910. The registered agent of the Company for service of process is National Corporate Research, Ltd.

      THIRD: The nature of the business to be conducted by, and the purposes of, the Company is to engage in any lawful act or activity for which a Limited Liability company may be organized under the Delaware Limited Liability Company Act.

      FOURTH:     No  member of the  Company  may bind the  Company  except in accordance with the Company agreement of the Company as in effect from time to time.

      FIFTH:      The Company  shall  indemnify and hold harmless each member, each manager and each officer of the Company, to the fullest extent permitted by law.

      Executed on May 6, 2002.

                                    MERCANTILE ABSOLUTE RETURN FUND LLC

                                    By:   Mercantile Capital Advisors, Inc.,
                                          Managing Member


                                    /s/ John J. Pileggi
                                    ------------------------------------
                                    John J. Pileggi
                                    Authorized Person